FORM 4                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no                                   Washington, D.C. 20549
longer subject to Section                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
16. Form 4 or Form 5                  Filed pursuant to Section 16(a) of the Securities Exchange Act of
obligations may continue.             1934, Section 17(a) of the Public Utility Holding Company Act of
See Instruction 1(b).                    1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)


1. Name and Address of              2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s) to Issuer
   Reporting Person*                   The Cooper Companies, Inc. (COO)                          (Check all applicable)
Cooper Life Sciences, Inc.                                                               Director          X  10% Owner
                                                                                      ---                  ---
(Last)   (First)   (Middle)
                                                                                          Officer (give        Other (specify
                                                                                      ---          title   ---         below)
160 Broadway                                                                                       below)
   (Street)                         3. IRS or Social          4. Statement for
                                       Security Number of        Month/Year               ----------------------------------
                                       Reporting Person          February 1997
                                       (Voluntary)
                                       94-2563513
                                                              5. If Amendment,     7. Individual or Joint/Group Filing (Check
                                                                 Date of Original     Applicable Line)
                                                                 (Month/Year)          Form filed by One Reporting Person
                                                                                       ----
New York,          NY       10038
(City)           (State)     (Zip)                                                     Form filed by more than One Reporting Person
                                                                                       ----





                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security    2. Transaction   3. Transaction   4. Securities Acquired (A)   5. Amount of    6. Ownership    7. Nature
    (instr. 3)             Date (Month/     Code             or Disposed of (D)          Securities      Form: Direct   of Indirect
                           Day/Year)        (Instr. 8)       (Instr. 3, 4 and 5)         Beneficially    (D) or         Beneficial
                                                                                         Owned at End    Indirect (I)   Ownership
                                           Code    V         Amount (A) or Price         of Month        (Instr. 4)     (Instr.4)
                                                                    (D)                  (Instr. 3
                                                                                         and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par       02/03/97           S                  6,800      D     18.625
  value $.10 per        02/03/97           S                 10,000      D     18.75
  share                 02/03/97           S                 10,000      D     18.875
                        02/03/97           S                 10,000      D     19.00
                        02/03/97           S                 10,000      D     19.125
                        02/03/97           S                 10,000      D     19.25
                        02/03/97           S                 10,000      D     19.375
                        02/04/97           S                 10,000      D     19.50
                        02/04/97           S                 10,000      D     19.625
                        02/04/97           S                 10,000      D     19.75
                        02/04/97           S                 10,000      D     19.875
                        02/04/97           S                 10,000      D     20.00
                        02/04/97           S                 10,000      D     20.125
                        02/04/97           S                 10,000      D     20.25
                        02/05/97           S                  8,000      D     20.375
                        02/06/97           S                  5,000      D     20.00
                        02/06/97           S                  5,000      D     20.125
                        02/06/97           S                  5,000      D     20.25
                        02/06/97           S                  7,000      D     20.375
                        02/06/97           S                 15,000      D     20.50
                        02/06/97           S                 15,000      D     20.625
                        02/06/97           S                  4,500      D     20.75
                        02/07/97           S                 10,500      D     20.75
                        02/07/97           S                 15,000      D     20.875
                        02/07/97           S                  2,100      D     21.00
                        02/10/97           S                 12,900      D     21.00
                        02/10/97           S                 15,000      D     21.125
                        02/19/97           S                 15,000      D     21.25
                        02/19/97           S                 15,000      D     21.375
                        02/19/97           S                 15,000      D     21.50
                        02/20/97           S                 15,000      D     21.625
                        02/20/97           S                 15,000      D     21.75
                        02/21/97           S                    100      D     21.875
                        02/24/97           S                 14,900      D     21.875
                        02/24/97           S                 15,000      D     22.00
                        02/24/97           S                 15,000      D     22.125
                        02/24/97           S                 15,000      D     22.25
                        02/24/97           S                 15,000      D     22.375
                        02/24/97           S                 11,900      D     22.50
                        02/25/97           S                  3,100      D     22.50       1,447,533        D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.   (over)
                            (Print or Type Responses)


                    Table II --  Derivative Securities Acquired, Disposed of, or  Beneficially  Owned
                            (e.g.,  puts,  calls warrants,  options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conversion   3. Transaction    4. Transaction      5. Number of Derivative      6. Date
    (Instr. 3)                          or Exercise     Date              Code               Securities Acquired         Exercisable
                                        price of        (Month/           (Instr. 8)         (A) or Disposed of          and
                                        Derivative      Day/                                 (D) (Instr. 3, 4 and        Expiration
                                        Security        Year)                                     5)                     Date
                                                                                                                         (Month/
                                                                                                                         Day/
                                                                                                                         Year)

                                                                                                                     Date    Expira-
                                                                                                                     Exer-   tion
                                                                                                                     cisable Date
                                                                      Code   V                 (A)          (D)
------------------------------------------------------------------------------------------------------------------------------------


1. Title of Derivative Security     7. Title and    8. Price of       9. Number of            10. Ownership     11. Nature
    (Instr. 3)                          Amount of      Derivative        Derivative               Form of           of Indirect
                                        Underlying     Security          Securities               Derivative        Beneficial
                                        Securities     (Instr. 5)        Beneficially             Security:         Ownership
                                        (Instr. 3                        Owned at                 Direct (D)        (Instr. 4)
                                        and 4)                           End of                   or
                                                                         Month                    Indirect (I)
                                    Title  Amount or                     (Instr. 4)               (Instr. 4)
                                           Number of
                                            Shares
-----------------------------------------------------------------------------------------------------------------------------------






-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                         /s/ Steven Rosenberg                     March 7, 1997
                        -------------------------------          ---------------
                        **Signature of Reporting Person                Date
                        Steven Rosenberg
                        Vice President                                 Page 2

                                                                SEC 1474 (7-96)